UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-52486	20-5339741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 340-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Senior Notes Purchase Agreement

On June 27, 2007, PAETEC Holding Corp. (the “Company”) and certain of its wholly-owned subsidiaries entered into a Purchase Agreement, dated June 27, 2007 (the “Purchase Agreement”), with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities and Wachovia Capital Markets, LLC (collectively, the “Initial Purchasers”). Under the Purchase Agreement, the Company agreed to issue and sell $300 million aggregate principal amount of its 9.5% Senior Notes due 2015 (the “Notes”) to the Initial Purchasers in an offering (the “Notes Offering”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered for resale to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. The Notes will be issued pursuant to an indenture to be entered into between the Company and The Bank of New York, as trustee. The closing of the offering of the Notes is expected to occur on or about July 10, 2007, subject to the satisfaction of customary closing conditions.

The Company will apply the net proceeds of the Notes Offering, together with cash on hand, to repay $300 million principal amount of loans outstanding under the Company’s existing term loan facility to facilitate advantageous amendments to the Company’s existing credit facilities, as described below.

A copy of the Company’s news release dated June 27, 2007 announcing the pricing of the offering of the Notes is filed as exhibit 99.1 to this report.

Amendment to Credit Facilities Agreement

On June 27, 2007, the Company, as Borrower, the lenders parties thereto and Deutsche Bank Trust Company Americas, as Administrative Agent, entered into a First Amendment to Credit Agreement (the “Amendment”), which upon its effectiveness will amend the Credit Agreement, dated as of February 28, 2007 (the “Credit Agreement”), among the Company, as Borrower, the lenders parties thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, CIT Lending Services Corporation, as Documentation Agent, and Deutsche Bank Trust Company Americas, as Administrative Agent. On February 28, 2007, pursuant to the Credit Agreement, the Company obtained a term loan facility in a total principal amount of $800 million, all of which was fully drawn on that date, and a revolving credit facility in a total available principal amount of $50 million, none of which was drawn.

Subject to the satisfaction of other customary closing conditions, the Amendment will become effective as of the closing of the Notes Offering and upon the Company’s application of the net proceeds of the Notes Offering, together with cash on hand, to repay $300 million principal amount of loans outstanding under the term loan facility. Except as amended by the Amendment, the provisions of the Credit Agreement as executed on February 28, 2007 will remain in effect.

Under the Credit Agreement, as amended by the Amendment, and following repayment of the term loans described above, the credit facilities will consist of a term loan facility in a total principal amount of $500 million, all of which will be fully drawn, and a revolving credit facility in a total available principal amount of $50 million, none of which will be drawn. The Company may elect, subject to pro forma compliance with a total leverage ratio covenant and other conditions, to solicit the lenders under the Credit Agreement or other prospective lenders to increase by up to $225 million the total principal amount of borrowings available under the term loan facility. Any such increased borrowings may be used for capital expenditures and general corporate and working capital purposes.

The Company will be required to make scheduled principal payments under the term loan facility, in equal quarterly installments, in an annual amount of $5.0 million during the first 5 1/2 years after the Amendment closing date.

Borrowings under the amended credit facilities will bear interest, at the Company’s option, at an annual rate equal to either a specified “base rate” plus a margin of 1.50% or LIBOR plus a margin of 2.50%. Until the Amendment becomes effective, borrowings under the credit facilities bear interest, at the Company’s option, at an annual rate equal to either the specified base rate plus a margin of 2.50% or LIBOR plus a margin of 3.50%. The margin applicable to LIBOR loans under the revolving credit facility is subject to specified reductions based on certain reductions in the total leverage ratio described below.

The Amendment will modify some of the restrictive covenants in the Credit Agreement to provide the Company with enhanced operating flexibility, including the ability to incur additional indebtedness.

The Amendment will eliminate the existing financial covenant that requires the Company to maintain compliance with specified ratios of adjusted consolidated EBITDA (as defined for purposes of the Credit Agreement) to fixed charges. The Amendment will modify the terms of the total leverage ratio covenant currently applicable to the Company. Under the amended covenant, the Company’s ratio of consolidated debt to adjusted consolidated EBITDA (as defined for purposes of the Credit Agreement) for any measurement period will not be permitted to be greater than 5.00:1.00.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The Company herewith files the following exhibit:

Exhibit Number	Description of Exhibit
99.1	News release dated June 27, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAETEC Holding Corp.

Date: June 27, 2007	/s/ Charles E. Sieving
Charles E. Sieving
Executive Vice President and General Counsel

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